EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PepsiAmericas, Inc.:

We consent to the use of our reports dated March 2, 2006, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the fiscal years 2005, 2004 and 2003, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 2, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for Central Investment Corporation (CIC), a business acquired by the Company on January 10, 2005.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of CIC.

/s/ KPMG LLP

Chicago, Illinois

May 15, 2006